For Immediate Release: May 26, 2015
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT II Acquires Two Properties in the American Express Beardsley Campus in Phoenix, Arizona

El Segundo, Calif. (May 26, 2015) - Griffin Capital Corporation ("Griffin Capital") announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. (the “REIT”), the closing of a 300,000 SF, three-story, data center building and 213,361 SF, four-story office building (collectively the “Property”) in Phoenix, Arizona. The Property is leased to American Express Travel Related Services Company, Inc. (“Tenant” or “American Express”), a subsidiary of American Express Company which is ranked #90 on the 2014 Fortune 500 list and a Dow Jones Industrial Average component company.
The Property is part of the American Express Beardsley Campus which was developed as a build-to-suit for the Tenant in the 1980s.
Commenting on the acquisition, Louis Sohn, Griffin Capital’s Director of Acquisitions, said, “We are pleased to acquire this critical operating asset whereby the Tenant has continued to demonstrate a meaningful financial commitment over several decades.”
Michael Escalante, Griffin Capital's Chief Investment Officer and President of the REIT added, "We are very familiar with this particular credit and the Phoenix property market and firmly believe that both shall provide a solid foundation for the REIT as we continue to grow our portfolio.”

The Seller was represented by Jim Fijan in the Phoenix office of CBRE.
About Griffin Capital Essential Asset REIT II and Griffin Capital Corporation
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 5 office properties totaling approximately 1.0 million rentable square feet and total capitalization of $195 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives with more than two decades of real estate experience collectively encompassing over $20 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 35 million square feet of space since 1995. Griffin Capital and its affiliates manage, sponsor and/or co-sponsor a portfolio consisting of approximately 21 million square feet of space, located in 26 states, representing approximately $3.3 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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